As filed with the Securities and Exchange Commission on June 26, 2009

Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

____________________

CSR plc

(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Churchill House, Cambridge Business Park, Cowley Road, Cambridge CB4 0WZ, United Kingdom (Address of Registrant’s Principal Executive Offices)

CSR plc Share Option Plan

CSR Share Award Plan

CSR plc SAYE Scheme

CSR plc Global Share Option Plan

SiRF Technology Holdings, Inc. Amended and Restated 1995 Stock Plan

Centrality Communications, Inc. 1999 Stock Plan

TrueSpan Incorporated 2004 Stock Incentive Plan

SiRF Technology Holdings, Inc. 2004 Stock Incentive Plan

(Full title of the plans)

National Registered Agents, Inc.

100 Canal Pointe Boulevard, Suite 108

Princeton, New Jersey 08540

United States of America

(Name and address of agent for service)

(609) 716 0300

(Telephone number, including area code, of agent for service)

Copies to:

William Underhill Slaughter and May One Bunhill Row London EC1Y 8YY United Kingdom Telephone: (44) 20 7600 1200	Adam Dolinko CSR plc Churchill House, Cambridge Business Park Cowley Road, Cambridge CB4 0WZ United Kingdom Telephone: (44) 1223 692000	David K. Lakhdhir Paul, Weiss, Rifkind, Wharton & Garrison LLP Alder Castle, 10 Noble Street London EC2V 7JU United Kingdom Telephone: (44) 20 7367 1600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Ordinary Shares, par value £0.001 to be issued under the CSR plc Share Option Plan	2,164,144	$5.34	$11,556,529	--
Ordinary Shares, par value £0.001 to be issued under the CSR Share Award Plan	1,568,555	$5.43	$8,517,254	--
Ordinary Shares, par value £0.001 to be issued under the CSR plc SAYE Scheme	19,745	$7.51	$148,285	--
Ordinary Shares, par value £0.001 to be issued under the CSR plc Global Share Option Plan	67,259	$1.43	$96,180	--
Ordinary Shares, par value £0.001 to be issued under the SiRF Technology Holdings, Inc. Amended and Restated 1995 Stock Plan	999,169	$6.06	$6,054,964	--
Ordinary Shares, par value £0.001 to be issued under the Centrality Communications, Inc. 1999 Stock Plan	113,886	$3.32	$378,102	--
Ordinary Shares, par value £0.001 to be issued under the TrueSpan Incorporated 2004 Stock Incentive Plan	340	$5.08	$1,727	--
Ordinary Shares, par value £0.001 to be issued under the SiRF Technology Holdings, Inc. 2004 Stock Incentive Plan	5,222,913	$16.15	$84,330,695	--
Total Registration Fee	10,156,011	$10.94	$111,083,735	$6,198.47

(1)        The securities to be registered include options and rights to acquire Ordinary Shares.

(2)        Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding Ordinary Shares. The amount to be registered relates to Ordinary Shares deliverable to employees in the United States.

(3)        Pursuant to Rules 457(h) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, offering prices of (a) options to acquire Ordinary Shares that have been granted as of the date of the Registration Statement have been calculated based on the weighted average exercise price and (b) options and other awards to acquire Ordinary Shares where the offering price is not known as of the date of the Registration Statement have been estimated based on a per share price of 332.25 British pence, being the average of the high and low prices of the Registrant’s Ordinary Shares, converted into US dollars at an exchange rate of $1.634 per British pound sterling, in each case as reported on the Daily Official List of the London Stock Exchange on June 22, 2009.

____________________

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN

THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference in this Registration Statement:

(a) The description of the Registrant’s Ordinary Shares which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-53684), including any amendment or report filed for the purpose of updating such description.

(b) The prospectus that forms a part of the Registration Statement on Form F-4 (Registration No. 333-159615), as amended, that was filed with the SEC on June 2, 2009 pursuant to Rule 424(b)(3) under the Securities Act, that contains the Registrant’s audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all Ordinary Shares offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Name Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Article 139 of the Registrant’s articles of association provides:

“139. Indemnity of Directors

To the extent permitted by the Companies Acts, the company may indemnify any director of the company or of any associated company against any liability and may purchase and maintain for any director of the company or of any associated company insurance against any liability. No director of the company or of any associated company shall be accountable to the company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the company. In this article the term ‘director’ shall include any former director.”

Chapter 7 (Directors’ Liabilities) of the U.K. Companies Act 2006 provides as follows:

“232. Provisions protecting directors from liability

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233. Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234. Qualifying third party indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director—

(i) in defending criminal proceedings in which he is convicted, or

(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii) in connection with an application for relief (see subsection (6))

in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction, judgment or refusal of relief becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235. Qualifying pension scheme indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.”

Section 1157 of the Companies Act 2006 provides as follows:

“1157. Power of court to grant relief in certain cases

(1) If in proceedings for negligence, default, breach of duty or breach of trust against—

(a) an officer of a company, or

(b) a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a) he may apply to the court for relief, and

(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

The Registrant maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations will include coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay directors or officers of the Registrant.

The Registrant has also entered into deeds of indemnity in the form of an individual agreement with each director providing a qualifying third party indemnity in favor of each director to the extent permitted by the U.K. Companies Act 2006.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Description
5.1	Opinion of Slaughter and May regarding legality of securities to be issued pursuant to this Registration Statement.*

10.1	CSR plc Share Option Plan (incorporated herein by reference to Exhibit 10.3 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615).
10.2	CSR Share Award Plan (incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615).
10.3	CSR plc SAYE Scheme (incorporated herein by reference to Exhibit 10.4 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615).
10.4	CSR plc Global Share Option Plan (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615)
10.5

SiRF Technology Holdings, Inc. Amended and Restated 1995 Stock Plan (the “SiRF 19995 Plan”) (incorporated herein by reference to Exhibit 10.12 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615).

10.6

Centrality Communications, Inc. 1999 Stock Plan (the “Centrality Plan”) (incorporated herein by reference to Exhibit 10.30 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615).

10.7

TrueSpan Incorporated 2004 Stock Incentive Plan (the “TrueSpan Plan”) (incorporated herein by reference to Exhibit 10.15 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615).

10.8

SiRF Technology Holdings, Inc. 2004 Stock Incentive Plan (the “SiRF 2004 Plan”) (incorporated herein by reference to Exhibit 10.13 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615).

10.9	Amendment to the SiRF 1995 Plan, the Centrality Plan, the TrueSpan Plan and the SiRF 2004 Plan.*

23.1	Consent of Deloitte LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Deloitte & Touche LLP, Independent Auditors.*

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm to SiRF Technology Holdings, Inc.*

23.4	Consent of Slaughter and May (included in Exhibit 5.1)*

24.1	Powers of Attorney (included in the signature page).*

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to any of the plans not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, the United Kingdom, on June 26, 2009.

CSR plc

By:	/s/ Will Gardiner
Name:	Will Gardiner
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Joep van Beurden and Will Gardiner, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 26, 2009.

Name	Title(s)

/s/ Ron Mackintosh Ron Mackintosh	Chairman (non-executive) of the Board of Directors

/s/ Joep van Beurden Joep van Beurden	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Will Gardiner Will Gardiner	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ James Collier James Collier	Chief Technical Officer and Director

/s/ Chris Ladas Chris Ladas	Operations Director

/s/ Kanwar Chadha Kanwar Chadha	Chief Marketing Officer and Director

Anthony Carlisle	Non-Executive Director and Senior Independent Director

/s/ Sergio Giacoletto Sergio Giacoletto	Non-Executive Director

/s/ Andrew Allner Andrew Allner	Non-Executive Director

/s/ Diosdado Banatao Diosdado Banatao	Non-Executive Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
5.1	Opinion of Slaughter and May regarding legality of securities to be issued pursuant to this Registration Statement.*

10.1	CSR plc Share Option Plan (incorporated herein by reference to Exhibit 10.3 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615).

10.2	CSR Share Award Plan (incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615).

10.3	CSR plc SAYE Scheme (incorporated herein by reference to Exhibit 10.4 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615 ).

10.4	CSR plc Global Share Option Plan (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615).

10.5

SiRF Technology Holdings, Inc. Amended and Restated 1995 Stock Plan (the “SiRF 19995 Plan”) (incorporated herein by reference to Exhibit 10.12 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615).

10.6

Centrality Communications, Inc. 1999 Stock Plan (the “Centrality Plan”) (incorporated herein by reference to Exhibit 10.30 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615).

10.7

TrueSpan Incorporated 2004 Stock Incentive Plan (the “TrueSpan Plan”) (incorporated herein by reference to Exhibit 10.15 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615).

10.8

SiRF Technology Holdings, Inc. 2004 Stock Incentive Plan (the “SiRF 2004 Plan”) (incorporated herein by reference to Exhibit 10.13 to the Registration Statement on Form F-4 filed by the Registrant, Registration No. 333-159615).

10.9	Amendment to the SiRF 1995 Plan, the Centrality Plan, the TrueSpan Plan and the SiRF 2004 Plan.*

23.1	Consent of Deloitte LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Deloitte & Touche LLP, Independent Auditors.*

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm to SiRF Technology Holdings, Inc.*

23.4	Consent of Slaughter and May (included in Exhibit 5.1)*

24.1	Powers of Attorney (included in the signature page).*

*	Filed herewith.